Exhibit 99.1

Alector Reports Second Quarter 2026 Financial Results and Provides Business Update

Advancing the Alector Brain Carrier (ABC) blood-brain barrier platform across antibodies, enzymes, and siRNA, with AL137 advancing as Alector’s lead ABC-enabled anti-amyloid beta (Aβ) antibody program for Alzheimer’s disease (AD).

Continued progress across AL064/AL164 (ABC-enabled Tau siRNA for AD and other tauopathies) and AL050 (ABC-enabled GCase Enzyme Replacement Therapy for Parkinson’s disease (PD)).

$172.8 million in cash, cash equivalents and investments provide runway at least through 2027

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SOUTH SAN FRANCISCO, Calif., August 6, 2026 (GLOBE NEWSWIRE) – Alector, Inc. (Nasdaq: ALEC), a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported second quarter 2026 financial results and recent portfolio and business updates. As of June 30, 2026, Alector’s cash, cash equivalents, and investments totaled $172.8 million.

"We continue to make steady progress across our ABC-enabled preclinical and research pipeline,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “Our work across antibodies, enzymes, and siRNA reflects the versatility of the ABC platform and our strategy to apply it to programs where enhanced brain delivery may address important limitations in the treatment of neurodegenerative diseases. We remain focused on disciplined execution as we advance our portfolio toward clinical development, with the goal of addressing important unmet needs for patients living with neurodegenerative diseases.”

Recent Program Updates

Alector Brain Carrier (ABC): Preclinical and Research Pipeline

Alector’s proprietary Alector Brain Carrier (ABC) blood-brain barrier platform is central to the company’s strategy to enhance therapeutic delivery to the brain. ABC is designed to achieve efficient, enhanced brain delivery through differentiated binding to a distinct region of the transferrin receptor (TfR) and to enable peripheral dosing, while preserving a favorable safety profile. It is adaptable across multiple drug modalities, including antibodies, enzymes, and siRNA.

Core to the platform's design are the principles of versatility, translatability, and differentiated binding. Preclinical studies across multiple ABC-enabled programs have shown robust brain penetration, supporting the advancement of a broad pipeline directed at the underlying drivers of neurodegenerative diseases.

AL137

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Following successful completion of IND-enabling studies evaluating both subcutaneous (SC) and intravenous (IV) administration, Alector selected AL137 as the lead molecule for its anti-amyloid beta (Aβ) antibody program for AD, with AL037 retained as a backup candidate. The company is targeting an IND submission in Q1 2027 and first-in-human dosing in Australia no later than April 2027.
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AL137 combines Alector’s proprietary high-affinity fully human anti-Aβ antibody which selectively binds pyroglutamate-3 (PyroGlu3-Aβ), a validated and pathogenic form of Aβ enriched in amyloid plaques, with the company’s proprietary ABC platform. Based on preclinical studies, AL137 is designed to be delivered SC and to combine several differentiated attributes intended to optimize efficacy, safety, convenience, and manufacturability, including:
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High brain exposure and efficient brain delivery through the ABC platform, supporting low projected efficacious dose.
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Preserved full IgG1 Fc effector function, designed to maximize recruitment of brain immune cells for efficient amyloid plaque clearance.
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A proprietary transferrin receptor (TfR)-binding epitope designed to maintain brain delivery while reducing hematologic adverse effects associated with targeting TfR with a full Fc effector function.
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A favorable preclinical safety profile to support the planned clinical study, with no observed adverse effects and only transient, reversible, non-adverse hematological findings with SC dosing.
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Supportive pharmacokinetic and formulation characteristics intended to enable convenient monthly subcutaneous administration using a high-concentration formulation.
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High-productivity manufacturability, with an identified stable, high-expressing cell line designed to support efficient large-scale manufacturing and commercial scalability.

ABC-Enabled siRNA Platform

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Alector continues to advance its ABC-enabled siRNA platform, designed for peripheral dosing and offering the potential for more convenient administration compared with traditional intrathecal delivery, as well as the potential for homogeneous drug distribution throughout the brain.

AL064/AL164

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Alector’s lead siRNA program, AL064/AL164, is a tau siRNA program for AD and other tauopathies and aims to reduce toxic tau protein expression and slowing of cognitive decline in AD.
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AL064 demonstrated robust tau mRNA knockdown and durable reduction of phospho-Tau 217 in non-human primate brains. AL064 was modified to incorporate a well-validated chemical modification intended to further optimize siRNA stability, and this modified form is advancing into IND-enabling studies as AL164.

Early-Stage siRNA Programs

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Earlier-stage siRNA programs advancing toward lead candidate selection include ADP062-ABC, an alpha-synuclein siRNA for PD, and ADP065-ABC, an NLRP3 siRNA for multiple neurodegenerative conditions, reflecting the broad applicability of the ABC platform across disease mechanisms. Alector continues to evaluate development plans and timing for its ABC-enabled siRNA programs.

AL050

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AL050, Alector’s ABC-enabled engineered glucocerebrosidase (GCase) enzyme replacement therapy (ERT), is in preclinical development for PD.
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AL050 is engineered to overcome the central challenges of delivering enzyme therapy to the brain, combining an engineered GCase with enhanced activity and stability, a silenced effector function for safety, and Alector's tunable ABC technology. To date, preclinical data have demonstrated increased GCase activity in both rodents and NHPs and reduced toxic substrate accumulation in a rodent GBA disease model with no apparent hematologic findings, supporting continued development as a potential therapy for PD and Lewy body dementia (LBD) associated with GBA loss-of-function mutations and subsequently for idiopathic PD and LBD.

Second Quarter 2026 Financial Results

Revenue. Collaboration revenue for the quarter ended June 30, 2026, was $3.3 million, compared to $7.9 million for the same period in 2025. The decrease was primarily due to lower revenue recognized for the AL101 AD program.

R&D Expenses. Total research and development expenses for the quarter ended June 30, 2026, were $19.5 million, compared to $27.6 million for the quarter ended June 30, 2025.

The decrease was mainly due to a decrease in personnel-related costs as a result of the reductions in force as well as a decrease in facilities and other expenses.

G&A Expenses. Total general and administrative expenses for the quarter ended June 30, 2026, were $8.3 million, compared to $14.4 million for the quarter ended June 30, 2025. The decrease was mainly driven by a decrease in personnel-related costs as a result of the reductions in force.

Net Loss. For the quarter ended June 30, 2026, Alector reported a net loss of $23.0 million, or $0.21 net loss per share, compared to a net loss of $30.5 million, or $0.30 net loss per share, for the same period in 2025.

Cash Position. Cash, cash equivalents, and investments were $172.8 million as of June 30, 2026. Management anticipates that this will be sufficient to fund Alector’s operations at least through 2027.

About Alector

Alector is a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease and Parkinson's disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, research and preclinical pipeline, blood-brain barrier technology platform, planned and ongoing preclinical studies, planned clinical trials, expected milestones, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2026	2025

Cash, cash equivalents, and marketable securities	$172,798	$256,024
Total assets	202,855	293,237
Total current liabilities (excluding deferred revenue)	34,236	62,819
Deferred revenue (including current portion)	162,866	171,221
Total liabilities	212,825	262,588
Total stockholders’ equity (deficit)	(9,970)	30,649

Condensed Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$3,320	$7,874	$4,366	$11,548
Operating expenses:
Research and development	19,460	27,611	37,317	61,252
General and administrative	8,253	14,401	16,361	29,129
Total operating expenses	27,713	42,012	53,678	90,381
Loss from operations	(24,393)	(34,138)	(49,312)	(78,833)
Other income, net	1,533	3,614	3,522	7,838
Net loss before income tax	(22,860)	(30,524)	(45,790)	(70,995)
Income tax expense	130	—	130	—
Net loss	$(22,990)	$(30,524)	$(45,920)	$(70,995)
Net loss per share, basic and diluted	$(0.21)	$(0.30)	$(0.41)	$(0.71)
Shares used in computing net loss per share basic and diluted	111,224,116	100,371,632	110,908,937	99,887,605